     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 25, 1999
                                                      REGISTRATION NO. 333-26373

================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------

                         POST-EFFECTIVE AMENDMENT NO. 3
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933

                                ----------------

                            F&M BANCORPORATION, INC.
             (Exact name of registrant as specified in its charter)

                                -----------------

            WISCONSIN                          6022                          39-1365327
  (State or other jurisdiction      (Primary Standard Industrial          (I.R.S. Employer
of incorporation or organization)    Classification Code Number)        Identification Number)

                                 ONE BANK AVENUE
                            KAUKAUNA, WISCONSIN 54130
                                 (920) 766-1717
               (Address, including Zip Code, and telephone number,
        including area code, of registrant's principal executive offices)

                              RANDALL A. HAAK, ESQ.
                  MCCARTY, CURRY, WYDEVEN, PEETERS & HAAK, LLP
                                120 E. 4TH STREET
                            KAUKAUNA, WISCONSIN 54130
                                 (920) 766-4693
            (Name, address, including Zip Code, and telephone number,
                   including area code, of agent for service)

                                ----------------

                                   COPIES TO:

                            KENNETH V. HALLETT, ESQ.
                               QUARLES & BRADY LLP
                            411 EAST WISCONSIN AVENUE
                           MILWAUKEE, WISCONSIN 53202
                                 (414) 277-5000

                                ----------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as practicable after the effectiveness of this Post-Effective Amendment No. 3 to the Registration Statement.

                                ----------------

PROSPECTUS




                                1,638,684 SHARES

                            F&M BANCORPORATION, INC.
                                  COMMON STOCK

         This Prospectus covers the offer and sale of up to a total of 1,638,684 shares of common stock of F&M Bancorporation, Inc. F&M may issue these shares of its common stock over time in acquisitions of other businesses or their stock. The acquisitions would be in business combination transactions such as mergers or share exchanges.

         The terms under which F&M will issue these shares will vary from transaction to transaction. F&M expects to set those terms in negotiations with representatives of the businesses to be acquired, such as their boards of directors, officers or controlling shareholders. The market prices may be those at the time an agreement is executed, when an acquisition is completed, or some other time chosen by the parties. The parties also may choose to average the prices over a period of time. On March 24, 1999, F&M common stock's last reported sales price on the NASDAQ Stock Market was $32.63 per share. The NASDAQ Stock Market is F&M's trading market.

         F&M will use this Prospectus only with security holders of companies it has agreed to acquire. Under some circumstances, securities laws may not require F&M to provide additional information beyond this Prospectus. Please see "Plan of Distribution." In other circumstances, F&M will include a supplement with this Prospectus.

         YOU SHOULD CAREFULLY CONSIDER ALL OF THE INFORMATION THAT YOU RECEIVE IN THIS TRANSACTION. FOR SOME OF THE IMPORTANT FACTORS WHICH YOU SHOULD CONSIDER IN EVALUATING F&M'S COMMON STOCK AND ANY TRANSACTION WITH F&M, PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 4.

         This Prospectus is dated March   , 1999.

                                  -------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES. THEY ALSO HAVE NOT DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                TABLE OF CONTENTS
                                                                        Page No.

SUMMARY  ..................................................................  -3-

RISK FACTORS...............................................................  -4-

F&M MARKET INFORMATION AND DIVIDENDS.......................................  -7-

F&M SUMMARY FINANCIAL DATA.................................................  -8-

F&M BANCORPORATION, INC....................................................  -9-

OTHER INFORMATION YOU CAN OBTAIN........................................... -10-

INFORMATION ABOUT F&M COMMON............................................... -11-

PLAN OF DISTRIBUTION....................................................... -12-

LEGAL OPINIONS............................................................. -13-

EXPERTS  .................................................................. -13-

PROCEDURE FOR SUBMITTING SHAREHOLDER PROPOSALS............................. -13-

                                ----------------

F&M HAS NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS EXCEPT FOR THOSE IN THIS PROSPECTUS OR ANY SUPPLEMENT. THAT IS TRUE WHETHER THE STATEMENTS ARE IN CONNECTION WITH THE SOLICITATIONS OF PROXIES OR THE OFFERING OF SECURITIES. YOU SHOULD NOT RELY UPON ANY SUCH INFORMATION OR REPRESENTATIONS EVEN IF SOMEONE MAKES THEM, BECAUSE THEY ARE NOT AUTHORIZED BY F&M OR ANYONE ELSE. F&M DOES NOT IMPLY OR REPRESENT BY DELIVERING THIS PROSPECTUS THAT THERE HAS BEEN NO CHANGES IN F&M OR ITS BUSINESS SINCE THE DATE OF THE PROSPECTUS OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME AFTER ITS DATE.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

         The discussions in this Prospectus, and in the documents incorporated in it by reference, which are not historical statements contain forward-looking statements that involve risks and uncertainties. Statements which "are not historical statements" include those in the future tense or which use terms such as "believe," "expect" and "anticipate". F&M's actual future results could differ in important and material ways from those discussed. Many factors could cause or contribute to such differences. These factors include:

         -     F&M's future lending and collection experience
         - The effects of acquisitions, and F&M's ability to integrate acquired operations
         -     Competition from other institutions
         -     Changes in the banking industry and regulation of the industry
         -     Needs for technological change, including "Year 2000 compliance"
         -     Other factors including those discussed or described:
               -    in "Risk Factors",
               - in F&M's Management's Discussion and Analysis for the year ended December 31, 1998, which is incorporated by reference in this Prospectus,
               - in other places in this Prospectus, in a supplemental statement (if any), and in the reports and other documents incorporated by reference in this Prospectus.

                                     SUMMARY

         This section is a summary of important information in this Prospectus. It includes summaries of information which F&M believes is material. However, because it is a summary, it is brief and only highlights the more detailed and extensive material in, or incorporated by reference in, this Prospectus. You should read carefully all materials which F&M provides. You should not rely solely on this summary. If there are any differences between the summary and the full materials, the full descriptions are controlling.

         Unless we state otherwise, all data "per share" of F&M Common, and all information regarding the shares, have been restated for F&M's 10% stock dividends which were paid in 1996, 1997 and 1998, and for acquisitions for which F&M "pooled" financial statements and restated its historical financial statements. "Pooled" means that F&M is presenting that data as if those acquisitions had occurred before periods of time discussed.

F&M Bancorporation, Inc.

         F&M is a midwestern bank holding company. F&M had 19 bank subsidiaries with 69 offices in Wisconsin, three banks with 14 offices in Iowa, one bank with one office in Minnesota, and a full service trust company on December 31, 1998. On December 31, 1998, F&M and its subsidiaries together had total assets of $2.4 billion. F&M's principal executive offices are at One Bank Avenue, Kaukauna, Wisconsin 54130 (telephone: 920/766-1717). Because F&M is a registered bank holding company, it is regulated by the Federal Reserve Board under the federal Bank Holding Company Act of 1956.

         For more information about F&M, you should see "F&M Bancorporation, Inc." later in the Prospectus. F&M provides more information, including its audited financial statements, in reports filed with the Commission which are incorporated by reference. Documents which are incorporated by reference are considered to be part of the Prospectus even though they are not included with it. You may obtain copies of those reports from the Commission or by asking F&M. See "Other Information You Can Obtain" for information on how to do that.

F&M Common

         Shares of F&M Common Stock are traded on the NASDAQ Stock Market. The trading symbol for F&M Common Stock is "FMBK." See "F&M Market Information and Dividends."

         F&M is a Wisconsin corporation, organized under the Wisconsin Business Corporation Law. The WBCL and F&M's Articles of Incorporation together determine the rights of F&M's shareholders. Among other things, the WBCL has provisions which may affect the ability of other parties to acquire F&M. F&M's Board of Directors is classified (in other words, only part of the Board is elected each year), which may also affect corporate takeovers because not all directors are elected at the same time. Also, the WBCL provides that shareholders of Wisconsin corporations may be personally liable for certain employee compensation claims; that personal liability may apply to F&M shares. See "Information about F&M Common."

Method of Distribution

         F&M will offer the shares of F&M Common in business combination transactions. The terms under which the shares will be offered will vary from transaction to transaction. In some circumstances, F&M will describe the terms of the transaction in a supplement. In other circumstances no formal supplement is required, and then you may receive further information about the transaction by other means. See "Plan of Distribution."

                                  RISK FACTORS

         There are risks in investing in F&M Common Stock, just like there are risks investing in any security. When you consider a possible transaction with F&M, you should consider carefully the following particular issues which could affect F&M. You should also consider carefully the other information in this Prospectus and in any supplement, and information in the documents incorporated by reference in this Prospectus.

         Acquisitions are Important to F&M, and F&M has Risks if it Cannot Make Acquisitions or Integrate Acquired Companies

         F&M has grown significantly through acquisitions of other financial institutions. F&M's strategy to continue to make acquisitions depends upon its ability to continue to identify acquisition targets and to complete transactions on terms which are acceptable to F&M. F&M's failure to do so may affect future growth and performance.

         F&M's success in the future also will depend upon its ability to integrate the operations of acquired financial institutions into F&M and to manage them over time. F&M has acquired 15 financial institutions or offices within the past four years, including one acquisition in 1995, four in 1996, six in 1997 and four in 1998. F&M's 1998 acquisitions included the acquisition of BancSecurity Corporation, a three-bank bank holding company based in Iowa, on July 1, 1998. That acquisition was F&M's biggest, both in assets acquired and price paid. It also was F&M's first large acquisition outside of Wisconsin.

         F&M's Markets to Customers and Acquisition Targets are Very Competitive

         F&M's subsidiary bank actively compete with other financial institutions and businesses. This competition includes both attracting and retaining deposits and making loans. F&M's competitors include financial institutions such as banks, savings banks, savings and loan associations and credit unions. Some other competitors are insurance companies, securities brokerage firms, trust companies and investment management firms. Competition with other financial institutions and businesses, and the pricing levels of their products and services, can affect the F&M Banks' ability to obtain and retain customers.

         F&M also competes with other companies in seeking institutions to acquire. The midwest banking markets in which F&M operates have recently experienced a significant consolidation. Many large holding companies with greater resources than F&M are also actively pursuing acquisitions in this area. This competition affects the available acquisition opportunities for F&M and can affect the costs of these acquisitions.

         F&M's Challenges in Addressing the Year 2000 and Changes in Technology include its Dependence on Third Parties and its Relative Size

         F&M must assure that its computer and other systems are "year 2000 compliant." "Year 2000 compliant" means being capable of operating, and accurately recognizing dates and processing information, in and after the year 2000. As part of that effort, F&M is monitoring year 2000 compliance efforts by its suppliers, because many of F&M's affected systems, such as data processing, are contracted from third parties. Therefore, a significant part of F&M being year 2000 compliant requires such compliance by the third parties, failure of those parties to achieve compliance could materially affect F&M's operations.

         F&M's Year 2000 efforts are ongoing. Whether F&M is successful in its Year 2000 compliance will depend on future events and activities. F&M's belief that it will be able to be Year 2000 compliant on a timely basis is based in part on information received from third parties, such as the companies which process data for

F&M. It is possible that F&M may identify or experience material operational difficulties or incur material compliance expenditures in the future.

         The banking industry is undergoing rapid technological changes. Financial institutions frequently introduce new technology-driven products and services. Even though F&M's stresses "traditional" personal service in its community banking strategy, F&M's future success depends in part on its ability to use new technology. Better technology can increase efficiency, and enable financial institutions to reduce costs and better serve customers. If F&M cannot successfully use new technology, it may not be able to meet the needs of its customers or satisfy customer demands for convenience. Also, failure to use technology well may have economic costs in F&M's operations. Many of F&M's competitors have substantially greater resources to invest in technological improvements than F&M has.

         In 1999, F&M will be converting twelve of its subsidiary banks to a new data processing system. Data processing conversions have an inherent chance for complications.

         F&M's Operations are Geographically Concentrated

         F&M's business operations are concentrated in Wisconsin and neighboring states. F&M is susceptible to economic factors specifically affecting this region because of the concentration. The effect of local economic factors may be more pronounced than if F&M had operations over a larger geographic area.

         In recent years, the economic and business environment in the State of Wisconsin and nearby states has been relatively strong and stable. The area's unemployment rate has been low. However, F&M cannot assure that the region's economic health will continue, that developments in some industry might not affect F&M, or that diverse market areas will continue. Also, investors might achieve a greater diversity by investment in an institution with a more extensive geographical market area.

         General Banking Industry Issues Also Affect F&M's Operations

         The banking industry is highly regulated by both federal and state regulatory authorities. Regulation includes capital reserve requirements, dividend limitations, limitations on products and services offered, geographical limits, consumer credit regulations, community investment requirements and restrictions on transactions with affiliated parties. There is frequent financial institution legislation which significantly affects the industry, and it is likely that the industry may be the subject of further significant legislation in the future. F&M cannot control future legislation or regulatory developments. This regulation substantially affects the business and financial results of all financial institutions and holding companies, including F&M and the F&M Banks.

         General economic conditions, particularly in F&M's service areas, also affect F&M. The relationship between the cost of funds (primarily deposits) and the yield on earning assets (loans and investments) also substantially affects F&M's earnings. This relationship, known as the "interest rate margin," can fluctuate. Regulatory, economic and competitive factors can also influence interest rates, the volume of interest on interest-earning assets and interest-bearing liabilities, and the level of non-performing assets, and therefore affect F&M's results.

         Cautionary Statement Regarding Forward-Looking Statements

         The discussions in this Prospectus, and in the documents incorporated in it by reference which are not historical statements contain forward-looking statements that involve risks and uncertainties. "Statements which are not historical statements" include those in the future tense or which use terms such as "believe," "expect" and "anticipate". F&M's actual future results could differ in important and material ways from those discussed. Many factors could cause or contribute to such differences. These factors include:

         -     F&M's future lending and collection experience
         - The effects of acquisitions, and F&M's ability to integrate acquired operations
         -     Competition from other institutions
         -     Changes in the banking industry and regulation of the industry
         -     Needs for technological change, including "Year 2000 compliance"
         -     Other factors including those discussed or described:
               -    above in "Risk Factors",
               - in F&M's Management's Discussion and Analysis, which is incorporated by reference in this Prospectus.
               - in other places in this Prospectus, in a supplemental statement (if any), and in the reports and other documents incorporated by reference in this Prospectus.

                      F&M MARKET INFORMATION AND DIVIDENDS

         F&M common stock trades on The NASDAQ Stock Market under the symbol "FMBK". F&M had approximately 3,600 shareholders of record at March 1, 1999. The following table summarizes high and low prices and cash dividends paid for F&M common stock for the periods shown. The high and low prices are actual trade prices as reported on NASDAQ.

                                                                             CASH DIVIDENDS
         CALENDAR PERIOD                        HIGH             LOW         PAID PER SHARE
------------------------------                  ----             ---         --------------
1997        1st quarter                        $26.45           $23.55            $.165
            2nd quarter                         36.59            23.96             .165
            3rd quarter                         35.91            30.91             .182
            4th quarter                         37.73            33.18             .182

1998        1st quarter                         39.09            32.95              .20
            2nd quarter                         38.41            35.69              .20
            3rd quarter                         37.95            32.50              .22
            4th quarter                         33.25            28.25              .22

1999        1st quarter
            (through March 24, 1999)            35.50            29.37              .24

         F&M has paid quarterly or annual cash dividends since it was formed. The holders of F&M common stock are entitled to receive such dividends as are declared by the board of directors of F&M, which considers (and may change) payment of dividends quarterly. The ability of F&M to pay dividends is dependent upon the receipt of dividends from the F&M Banks, payment of which is subject to regulatory restrictions. In determining cash dividends, the board of directors of F&M considers the earnings, capital requirements, debt servicing requirements, financial ratio guidelines issued by the Federal Reserve Board and other banking regulators, financial condition of F&M and F&M's subsidiary banks, and other relevant factors. See Note 14 of Notes to F&M's Consolidated Financial Statements and the discussion under "Management's Discussion and Analysis of Results of Operations and Financial Condition-- Financial Condition--Capital Adequacy," incorporated herein by reference, for restrictions on the ability of F&M's subsidiary banks to pay dividends.

                           F&M SUMMARY FINANCIAL DATA

         The summary financial data presented below for F&M Bancorporation, Inc. for each of the years in the five year period ended December 31, 1998, which are derived from the Consolidated Financial Statements of F&M and should be read in conjunction with other financial information incorporated by reference in this Prospectus, such as the separate Consolidated Financial Statements and notes thereto of F&M, and Management's Discussion and Analysis of Results of Operations and Financial Condition. Except for cash dividends per share, which has not been restated to reflect the acquisitions accounted for using the pooling of interests method of accounting, the data have been restated to reflect F&M's acquisitions using the pooling of interests method of accounting, except in the case of certain acquisitions for which prior results were not restated because they were not material to F&M. See Note 3 of Notes to F&M's Consolidated Financial Statements incorporated herein by reference.

                                                                      Years ended December 31,
                                                                  -------------------------------
                                                      1998          1997      1996       1995       1994
                                                    --------      --------  --------   --------   --------
                                                    (unaudited; dollars in millions, except per share data)
SUMMARY OF OPERATIONS
  Interest income.........................          $  182.4      $  162.8  $  138.4   $  125.4   $  106.4
  Interest expense.........................             87.2          79.8      66.7       60.2       45.3
  Net interest income......................             95.2          83.0      71.7       65.2       61.1
  Provision for loan losses................              2.4           5.2       3.6        2.8        2.3
  Net income...............................             33.5          23.4      22.2       19.9       15.9

PERIOD END BALANCE SHEET DATA
  Total assets.............................         $2,429.7      $2,191.7  $1,867.5   $1,660.3   $1,533.0
  Net loans................................          1,656.9       1,511.5   1,272.2    1,079.1    1,003.8
  Total deposits...........................          2,009.0       1,820.0   1,577.3    1,422.0    1,316.9
  Short-term borrowings....................             60.8          74.8      68.0       32.3       39.9
  Other borrowings.........................             95.2          71.0      27.9       28.7       29.3
  Total shareholders' equity...............            239.4         200.9     173.2      155.1      135.8

PER COMMON SHARE DATA
  Net income per share:
      Basic................................         $   2.15      $   1.59  $   1.61   $   1.47   $   1.17
      Diluted..............................             2.15          1.58      1.61       1.47       1.17
  Cash dividends...........................             0.84          0.69      0.55       0.45       0.36

                            F&M BANCORPORATION, INC.

         F&M Bancorporation, Inc. was formed in 1980 to acquire F&M Bank-Kaukauna. F&M has grown internally and through acquisitions from a one-bank holding company with total assets of $37 million at its inception to a multi-bank holding company with 85 banking offices. F&M had total assets of over $2.4 billion at December 31, 1998.

         At December 31, 1998, F&M's subsidiary banks ranged in size from $30.6 million to $329.4 million in total assets. The F&M banks are community banks which provide a full range of services to consumers and businesses in small and medium-sized communities throughout Wisconsin and in Iowa and Minnesota. F&M also owns a full service trust company. F&M provides the benefits of holding company affiliation while allowing the F&M banks to operate with considerable autonomy.

Pending Acquisition

         Proposed Elkhorn Acquisition

         On July 21, 1998, F&M entered into an agreement, as amended November 30, 1998, providing for the acquisition of CBE, Inc., a Wisconsin corporation and its wholly-owned subsidiary, Community Bank of Elkhorn, a Wisconsin state bank. CBE has one service office in Elkhorn, Wisconsin, and the acquisition of CBE will enhance F&M's presence in south central Wisconsin. F&M will issue a certain number of shares of F&M Common as consideration in the acquisition of CBE. The number of shares of F&M Common to be issued to shareholders of CBE will be determined pursuant to a exchange ratio set forth in the definitive agreement. The total value of F&M Common issued is expected to be approximately $21 million.

         At December 31, 1998, CBE had total assets of $109.5 million, net loans of $62.6 million, total deposits of $100.0 million and shareholders' equity of $8.5 million. For the year ended December 31, 1998, CBE had net income of $1.1 million.

         The acquisition of CBE is subject to regulatory approval and other customary contingencies. Applications for federal and state regulatory approvals have been filed. While there can be no assurances, the parties expect that the CBE transaction will be consummated in the second quarter of 1999. F&M management does not expect the CBE acquisition will have a material effect upon F&M because of the relative size of CBE as compared to F&M, and the proposed acquisition price as compared to F&M's total equity.

Further Information

         Statements in this Prospectus modify and supersede any different, inconsistent or less complete statements in any document incorporated by reference in this Prospectus. You should not consider any modified or superseded statement to be a part of this Prospectus, because F&M does not make it a part of this Prospectus.

         Further information regarding F&M, including financial statements and Management's Discussion and Analysis, is incorporated by reference from subsequent filings with the Commission. See "Other Information You Can Obtain."

                        OTHER INFORMATION YOU CAN OBTAIN

         F&M is a public company, and must provide information to the public under by the Securities Exchange Act of 1934. Therefore, F&M files reports, proxy statements and other information with the Securities and Exchange Commission. You may inspect and copy these materials at the Commission's public reference facilities, which are located at:

         -    Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549,
         -    7 World Trade Center, New York, New York 10048, and
         -    Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661.

You may also obtain copies of these documents material by writing to the Commissions's Public Reference Section, Washington, D.C. 20549; in that case, you will be charged for the copies at the rates which the Commission sets. You may also obtain copies from the Commission's Web site (http://www.sec.gov). Because F&M Common is traded on the NASDAQ Stock Market, you can inspect material filed by F&M at the offices of National Association of Securities Dealers, Inc., 1735 K Street N.W., Washington, D.C. 20006.

         F&M has filed a Registration Statement on Form S-4 under the Securities Act with the Commission which covers the shares of Common Stock described in this Prospectus. The Registration Statement has information in addition to the information in this Prospectus. You may obtain that additional information at the addresses above. This Prospectus, and the documents which this Prospectus incorporates by reference, describe certain contracts or other documents. These descriptions are only summaries, and are not necessarily complete. If you wish further information rather than this summary, you should review a copy of the document if F&M has filed it as an exhibit to the Registration Statement. When F&M has filed a document as an exhibit, a complete reading of the document will you provide more information than a summary. F&M is not responsible if you fail to read the full document.

         This Prospectus "incorporates by reference" certain F&M documents. That means that the contents of those documents are considered to be part of this Prospectus even though they are not actually included with it. F&M will provide you with a copy of any of those documents. F&M will provide you the documents without charge if you are a person to whom F&M delivers this Prospectus, or if you are a beneficial owner of securities which are held in street name. (F&M will not necessarily provide exhibits unless those exhibits are specifically incorporated by reference in the document.) You can obtain copies of the documents by writing to F&M Bancorporation, Inc., One Bank Avenue, Kaukauna, Wisconsin 54130, Attn: Corporate Secretary, or by calling F&M's corporate secretary at 920/766-1717. That address is F&M's main corporate office.

         This Prospectus incorporates by reference the following documents. Each of them has been filed by F&M with the Commission as required by the Exchange
Act:

         -        F&M's Annual Report on Form 10-K for the year ended December
                  31, 1998;
         -        F&M's Current Report on Form 8-K dated July 1, 1998; and
         - The description of F&M Common included in Item 11 to F&M's Registration Statement on Form 10, as it was later amended.

This Prospectus also incorporates all reports and definitive proxy or information statements filed by F&M under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after this Prospectus's date. They will be incorporated by reference into this Prospectus from the date on which F&M files such documents.

                          INFORMATION ABOUT F&M COMMON

         F&M's Restated Articles of Incorporation of F&M, as amended, provide that F&M has authority to issue 50,000,000 shares of Common Stock, $1.00 par value. The outstanding shares of F&M Common are, and the shares to be issued in transactions will be, fully paid and nonassessable, except for statutory liability of shareholders under Section 180.0622(2) (b) of the Wisconsin Business Corporation Law (the "WBCL"), as judicially interpreted, for certain unpaid indebtedness to employees for services rendered.

         The holders of F&M Common are entitled to one vote for each share held of record on each matter submitted to a vote of shareholders. Shareholders have no cumulative voting rights, which means that the holders of shares entitled to exercise more than 50% of the voting rights are able to elect all of the directors. F&M's Articles and Bylaws provide for classification of the board into three classes, one class being subject to election in each year for three-year terms.

         Dividends may be paid to holders of F&M Common when, as and if declared by the board of directors out of funds legally available therefor, subject to any contractual restrictions on the payment of dividends. In the event of any liquidation, dissolution or winding-up of F&M, the holders of F&M Common will be entitled to receive a pro rata share of the assets of F&M remaining after payment or provision for payment of the debts and other liabilities of F&M. The holders of F&M Common are not entitled to any preemptive, subscription, redemption or conversion rights. See "Management's Discussion and Analysis of Results of Operations and Financial Condition--Financial Condition--Capital Adequacy" and Note 14 of Notes to F&M's Consolidated Financial Statements (which are incorporated herein by reference) for discussions of restrictions on F&M Banks' ability to pay dividends to F&M.

         Certain Statutory Provisions

         Under Section 180.1150(2) of the WBCL, the voting power of shares of a "resident domestic corporation," such as F&M (as long as it continues to meet the statutory definition), which are held by any person (including two or more persons acting in concert) in excess of 20% of the voting power in the election of directors shall be limited (in voting on any matter) to 10% of the full voting power of such excess shares, unless full voting rights have been restored at a special meeting of the shareholders called for that purpose. Shares held or acquired under certain conditions are excluded from the application of Section 180.1150(2), including (among others) shares acquired directly from F&M, shares acquired before April 22, 1986, and shares acquired in a merger of share exchange to which F&M is a party.

         Sections 180.1130 to 180.1134 of the WBCL provide generally that, in addition to the vote otherwise required by law or the articles of incorporation of a "resident domestic corporation," such as F&M (as long as it continues to meet the statutory definition), certain business combinations not meeting certain fair price standards specified in the statute must be approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by the outstanding voting shares of the corporation and (b) two-thirds of the votes entitled to be cast by the holders of voting shares other than voting shares beneficially owned by a "significant shareholder" or an affiliate or associate thereof who is a party to the transaction. The term "business combination" is defined to include, subject to certain exceptions, a merger or share exchange of the resident domestic corporation (or any subsidiary thereof) with, or the sale or other disposition of all or substantially all of the property and assets of the resident domestic corporation to, any significant shareholder or affiliate thereof. "Significant shareholder" is defined generally to mean a person that is the beneficial owner of 10% or more of the voting power of the outstanding voting shares of the resident domestic corporation. The statute also restricts the repurchase of shares and the sale of corporate assets by a resident domestic corporation in response to a take-over offer.

         Section 180.1140 to 180.1144 of the WBCL prohibit certain "business combinations" between a "resident domestic corporation," such as F&M (as long as it continues to meet the statutory definition), and a person beneficially owning 10% or more of the voting power of the outstanding voting stock of such corporation (an "interested stockholder") within three years after the date such person became a 10% beneficial owner, unless the business combination or the acquisition of such stock has been approved before the stock acquisition date by the corporation's board of directors. Business combinations after the three-year period following the stock acquisition date are permitted only if (i) the board of directors approved the acquisition of the stock prior to the acquisition date, (ii) the business combination is approved by a majority of the outstanding voting stock not beneficially owned by the interested stockholder, or (iii) the consideration to be received by shareholders meets certain fair price requirements of the statute with respect to form and amount.

         Under the WBCL, as amended in 1997, a "resident domestic corporation" is defined to mean a Wisconsin corporation that has a class of voting stock that is registered or traded on a national securities exchange or that is registered under Section 12(g) of the Exchange Act and that, as of the relevant date, satisfies any of the following: (i) its principal offices are located in Wisconsin; (ii) it has significant business operations located in Wisconsin;
(iii) more than 10% of the holders of record of its shares are residents of Wisconsin; or (iv) more than 10% or its shares are held of record by residents of Wisconsin. F&M is a "resident domestic corporation" for purposes of the above described provisions. A Wisconsin corporation that is otherwise subject to certain of such statutes may preclude their applicability by an election to that effect in its articles of incorporation. F&M's Articles do not contain any such election.

         The foregoing provisions of the WBCL, the classification of F&M's board of directors and the ability to issue additional shares of F&M Common without further shareholder approval (except as may be required under NASDAQ corporate governance standards), could have the effect, among others, of discouraging take-over proposals for F&M or impeding a business combination between F&M and a major shareholder.


                              PLAN OF DISTRIBUTION

         This Prospectus covers the offer and sale by F&M of up to 1,638,684 shares of F&M Common, which F&M may issue from time to time in connection with the future acquisitions of other businesses, or securities of other businesses, in business combination transactions in accordance with Rule 415(a)(1)(viii) of Regulation C under the Securities Act or as otherwise permitted under the Securities Act.

         F&M expects that the terms upon which it may issue the shares in business combination transactions will be determined through negotiations with the boards of directors, principal owners and/or other representatives of the businesses to be acquired. It is expected that the shares of F&M Common that are issued will be valued at prices reasonably related to the market prices for F&M Common prevailing at either the time an acquisition agreement is executed or at the time an acquisition is consummated.

         Under some circumstances, securities laws may not require F&M to provide additional information beyond this Prospectus. For example, if securities laws would require F&M to register its shares under the Securities Act except for the possibility of that the transaction may be "integrated," or considered "combined", with other transactions, F&M does not need, or intend, to provide a supplement. However, if an acquisition transaction must be registered even without integration, then F&M will provide you with this Prospectus and either:

         - give you a Supplement, which will have specific information about your transaction, which F&M will file as part of a registration statement; or

         - supplement this Prospectus by the incorporation by reference of information contained in an F&M report on Form 8-K filed with the Commission.

         Of the shares being offered hereby, it is expected that between 518,517 and 630,628 shares will be issued in connection with F&M's pending acquisition of CBE. There can be no assurances that such acquisitions will be completed as anticipated. In the event that any of such acquisitions is not completed, shares which were to have been issued in such acquisitions may be offered in connection with other future acquisitions. See "F&M Bancorporation, Inc. - Pending Acquisition."

         All expenses to these offerings are expected to be borne by F&M, although any business to be acquired is likely to be required to bear all of its expenses in connection with any business combination transaction. Because any supplement to this registration statement may also constitute a proxy statement of such acquired business, the acquired business may bear certain of the expenses relating thereto.

         No underwriting discounts or commissions will be paid in connection with the issuance of shares of F&M Common by F&M in any business combination transactions, although F&M (or an acquired business) may engage investment advisors in connection with the evaluation of any specific acquisition.


                                 LEGAL OPINIONS

         Quarles & Brady LLP, Milwaukee, Wisconsin, special counsel for F&M, and McCarty, Curry, Wydeven, Peeters & Haak, LLP, Kaukauna, Wisconsin, general counsel for F&M, will render opinions on the legality of the shares being offered hereby and as to certain other matters in connection with the business combination transactions pursuant to which shares of F&M Common may be issued. At February 28, 1999, two Quarles & Brady LLP attorneys providing services with respect to the Registration Statement owned an aggregate of 9,495 shares of F&M Common. At that date, six McCarty, Curry, Wydeven, Peeters & Haak, LLP attorneys providing services with respect to the Registration Statement owned an aggregate of 11,860 shares of F&M Common.


                                     EXPERTS

         The consolidated financial statements of F&M as of December 31, 1998 and 1997, and for the years ended December 31, 1998, 1997 and 1996, have been audited by Wipfli Ullrich Bertelson LLP, independent certified public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

         The consolidated financial statements of BancSecurity as of December 31, 1997 and 1996, and for the years ended December 31, 1997, 1996 and 1995, which are incorporated by reference from F&M's current report on Form 8-K dated July 1, 1998 have been audited by McGladrey Pullen, LLP, independent certified public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

                 PROCEDURE FOR SUBMITTING SHAREHOLDER PROPOSALS

         Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, F&M shareholders may present proper proposals for inclusion in F&M's proxy statement and for consideration at its annual meeting of shareholders in a timely manner. If F&M's 1999 annual meeting is held as scheduled, the date for timely submission was December 20, 1998; if the meeting is materially delayed, shareholders will be informed of a new date for submission.

         F&M has a bylaw providing for notice by shareholders intending to propose a nominee for director, or a matter for consideration at a shareholder meeting, in advance of a meeting. Notice, together with specified information, must be given not less than 90 days, nor more than 150 days, prior to the scheduled date of an annual meeting. (The 1999 annual meeting of shareholders is scheduled for April 27, 1999.) Similar notice must be given within ten days of the announcement of a special meeting. Any proposal not made in accordance with these provisions will not be considered at a meeting.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         F&M is incorporated under the Wisconsin Business Corporation Law (the "WBCL").

         Under Section 180.0851(1) of the WBCL, F&M is required to indemnify a director or officer, to the extent such person is successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding if such person was a party because he or she was a director or officer of F&M. In all other cases, F&M is required by Section 180.0851(2) to indemnify a director or officer against liability incurred in a proceeding to which such person was a party because he or she was a director or officer of F&M, unless it is determined that he or she breached or failed to perform a duty owed to F&M and the breach or failure to perform constitutes: (i) a willful failure to deal fairly with F&M or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct. Section 180.0858(1) provides that, subject to certain limitations, the mandatory indemnification provisions do not preclude any additional right to indemnification or allowance of expenses that a director or officer may have under F&M's Articles of Incorporation, Bylaws, any written agreement or a resolution of the Board of Directors or shareholders.

         Section 180.0859 of the WBCL provides that it is the public policy of the State of Wisconsin to require or permit indemnification, allowance of expenses and insurance to the extent required or permitted under Sections
180.0850 to 180.0858 of the WBCL, for any liability incurred in connection with a proceeding involving a federal or state statute, rule or regulation regulating the offer, sale or purchase of securities.

         Section 180.0828 of the WBCL provides that, with certain exceptions, a director is not liable to a corporation, its shareholders, or any person asserting rights on behalf of the corporation or its shareholders, for damages, settlements, fees, fines, penalties or other monetary liabilities arising from a breach of, or failure to perform, any duty resulting solely from his or her status as a director, unless the person asserting liability proves that the breach or failure to perform constitutes any of the four exceptions to mandatory indemnification under Section 180.0851(1) referred to above.

         Under Section 180.0833 of the WBCL, directors of F&M against whom claims are asserted with respect to the declaration of improper dividends or distributions to shareholders or certain other improper acts which they approved are entitled to contribution from other directors who approved such actions and from shareholders who knowingly accepted an improper dividend or distribution, as provided therein.

         Article X of F&M's Bylaws provides that F&M will indemnify any director or officer who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of F&M) by reason of the fact that he or she is or was a director or officer of F&M, against expenses reasonably incurred by such person if he or she acted in good faith and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Directors and officers are similarly identified under Article X for any action or suit by or in the right of F&M if they acted in good faith and have not been adjudged to be liable for misconduct in the performance of their duty to F&M. The Bylaws also provide that F&M shall have the power to purchase and maintain insurance on any director or officer for any liability asserted against him or her and incurred by such person arising out of his or her status as an officer or director, whether or not F&M would have the power to indemnify such person against such liability under the Bylaws or the WBCL. F&M's Articles of Incorporation and Bylaws do not limit the indemnification to which directors and officers are entitled under the WBCL.

         Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of F&M pursuant to the foregoing provisions, or otherwise, F&M has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by F&M of expenses incurred or paid by a director, officer or controlling person of F&M in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, F&M will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         The exhibits set forth on the Exhibit Index attached hereto, which is incorporated herein by reference, are filed as part of this Registration Statement.

ITEM 22.  UNDERTAKINGS.

         (a)      The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement.

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) If the registration is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by 3-19 of Regulation S-X at the start of any delayed offering or throughout a continuous offering.

         (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 20 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (i)      The undersigned registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (x) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

                                   SIGNATURES

         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF KAUKAUNA, STATE OF WISCONSIN, ON MARCH 23, 1999.

                                             F&M BANCORPORATION, INC.


                                             By: /s/ John W. Johnson
                                                -------------------------------
                                                 John W. Johnson, President and
                                                 Chief Executive Officer



         Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.*

                               SIGNATURE AND TITLE


 /s/ Gail E. Janssen                           **  Paul J. Hernke
--------------------------------------------   --------------------------------
      Gail E. Janssen, Chairman of the Board        Paul J. Hernke, Director


 /s/ John W. Johnson                           **  Douglas A. Martin
--------------------------------------------   ---------------------------------
 John W. Johnson, President, Chief Executive        Douglas A. Martin, Director
                     Officer and Director


 /s/ Daniel E. Voet                            **  Robert C. Safford
---------------------------------------------  ---------------------------------
      Daniel E. Voet, Chief Financial Officer       Robert C. Safford, Director
    and Treasurer (also, Principal Accounting
    Officer)


**       Otto L. Cox                           **  Glenn L. Schilling
---------------------------------------------  ---------------------------------
                 Otto L. Cox, Director              Glenn L. Schilling, Director

                                               **  Joseph F. Walsh
---------------------------------------------  ---------------------------------
              Ronald E. Fenton, Director            Joseph F. Walsh, Director




 * Each signature is affixed as of March 23, 1999

** By /s/ Daniel E. Voet
     ----------------------------------------
           Daniel E. Voet, Attorney-in-Fact

                            F&M BANCORPORATION, INC.
                               (THE "REGISTRANT")

                                  EXHIBIT INDEX
                                       TO
                         POST-EFFECTIVE AMENDMENT NO. 3
                                       TO
                       REGISTRATION STATEMENT ON FORM S-4

Exhibit                                      Incorporated Herein       Previously             Filed
Number        Description                        By Reference             Filed              Herewith
-------       -----------                    -------------------       ----------            --------
2.1(a)        Agreement of Merger and        Exhibit 2.1 to
              Reorganization dated as of     F&M's Report on
              July 21, 1998, by and          Form 10-Q for the
              among the Registrant, F&M      quarter ended
              Merger Corporation and         June 30, 1998
              CBE, Inc. ("Agreement")        ("6/30/98 10-Q")

2.1(b)        Amendment No. 1 to             F&M's Report on
              Agreement dated as of          Form 10-K for
              November 30, 1998              the year ended
                                             December 31, 1998
                                             ("1998 10-K")

3(i)          Restated Articles of           Exhibit 3(i) to
              Incorporation, as              6/30/98 10-Q
              amended through
              July 22, 1998
              (composite copy)

3(ii)         Bylaws of Registrant as        Exhibit 3(ii)
              amended through March 1,       to 1998 10-K
              1999

              Opinion of Quarles & Brady                                     X
5.1           LLP regarding legality of
              securities being registered

23.1          Consent of Wipfli Ullrich                                                         X
              Bertelson LLP

23.2          Consent of Quarles & Brady                                     X
              LLP                                                       (included in
                                                                        Exhibit 5.1)

23.3          Consent of McGladrey &                                                            X
              Pullen

24            Power of Attorney                                              X
              (contained on the Signature
              Page)


------------------

* Excluding schedules and exhibits, which are identified in such documents. The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Commission upon request.




                                      EI-1